POLONIA BANCORP REPORTS RESULTS FOR
THE QUARTER ENDED
MARCH 31, 2008

Huntingdon Valley, Pennsylvania - May 2, 2008. Polonia Bancorp (the “Company”) (OTCBB: PBCP), the holding company of Polonia Bank (the “Bank”), reported a net loss of $56,000, or $.02 basic and diluted loss per common share, for the quarter ended March 31, 2008 versus a net loss of $99,000 for the quarter ended March 31, 2007. A lower loss for the quarter ended March 31, 2008 as compared to the quarter ended March 31, 2007 was primarily due to higher net interest and dividend income as a result of a higher average balance of loans and a lower cost of funds, partially offset by higher noninterest expense and lower noninterest income.

Net interest and dividend income increased 14.4% to $1.4 million for the quarter ended March 31, 2008 from $1.2 million for the quarter ended March 31, 2007. Net interest and dividend income increased for the quarter due to a higher average balance of loans and lower interest expense paid on deposits, partially offset by a lower average balance of other interest-earning assets and a lower average rate earned on other interest-earning assets and a higher average balance of FHLB advances. The average balance of loans grew during the quarter due to a continued effort by our new loan officers. Lower interest expense on deposits was due to a continuing decline in market interest rates due to a lower Federal Funds rate. The lower average balance of other interest-earning assets was due to an increase in loan fundings during the quarter.

At March 31, 2008, nonperforming loans totaled $212,000, or 0.15% of total loans, compared to $329,000, or 0.28% of total loans, at March 31, 2007.

Noninterest income was $126,000 for the quarter ended March 31, 2008 compared to $174,000 for the quarter ended March 31, 2007. The decrease in noninterest income was primarily due to lower income earned on Bank-owned life insurance, partially offset by higher rental income from our office building. The decline in the value of the Bank-owned life insurance was due to a decline in rates during the quarter. The increase in rental income was due to a higher occupancy in our building as well as higher rental fees.

Noninterest expenses remained stable at $1.5 million for both the quarters ended March 31, 2008 and March 31, 2007.

Total assets increased $100,000, or 0.1%, to $200.7 million at March 31, 2008 from $200.6 million at December 31, 2007. Contributing to the increase in assets were increases of $4.7 million in loans receivable and $1.4 million in cash and cash equivalents, partially offset by a $6.1 million decrease in investment securities. The decrease in investment securities was caused by declining interest rates which caused investment securities to be called by the issuer.

Total liabilities were $176.5 million at March 31, 2008 compared to $176.6 million at December 31, 2007, a decline of $100,000 or 0.1%. The decline in liabilities was mainly due to a $8.1 million decrease in deposits, partially offset by a $8.4 million increase in FHLB advances. One of the main reasons for the decline in deposits was the maturity of a $5.0 million time deposit with the Pennsylvania Local Government Investment Trust as well as increased competition in our market area. The increase in FHLB advances was the result of funding the decline in deposits.

Total stockholders’ equity increased $200,000 to $24.2 million at March 31, 2008 from $24.0 million at December 31, 2007. The increase in equity was primarily related to an increase in accumulated other comprehensive income.

Polonia Bancorp is the holding company for Polonia Bank. Established in 1923, Polonia Bank is a community-oriented financial institution headquartered in Huntingdon Valley, Pennsylvania. Through its five offices, the Bank offers traditional financial services to consumers and businesses within its market areas.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words, “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties are described in the Company’s Form 10-KSB for the year ended December 31, 2007 under “Item 1: Description of Business - Risk Factors” filed with the Securities and Exchange Commission which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events

Contact:
Paul D. Rutkowski
Chief Financial Officer and Treasurer
(215) 938-8800

SELECTED FINANCIAL CONDITION DATA
(Dollars In Thousands - Unaudited)

ASSETS	March 31, 2008	December 31, 2007

Cash and Due from Banks	$869	$981
Interest-bearing Deposits with Other Institutions	4,293	2,845
Investment Securities Available for Sale	39,788	45,885
Loans Receivable (net of allowance for loan losses)	141,965	137,280
Bank-owned Life Insurance	4,132	4,173
Other Assets	9,697	9,433

TOTAL ASSETS	$200,744	$200,597

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES

Deposits	$155,146	$163,217
Borrowings	18,541	10,098
Other Liabilities	2,817	3,288

TOTAL LIABILITIES	176,504	176,603

STOCKHOLDERS' EQUITY	24,240	23,994

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$200,744	$200,597

SELECTED OPERATING DATA
(Dollars In Thousands, Except Per Share Data - Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2008	March 31, 2007

Interest and Dividend Income	$2,615	$2,509
Interest Expense	1,269	1,332

NET INTEREST AND DIVIDEND INCOME	1,346	1,177

Provision for Loan Losses	-	31

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	1,346	1,146

Noninterest Income	127	174
Noninterest Expense	1,539	1,477

Income (loss) before Provision (benefit) for Income Taxes	(66)	(157)
Provision (benefit) for Income Taxes	(10)	(58)

NET LOSS	$(56)	$(99)

Loss Per Common Share
Basic	$(0.02)	$(0.03)
Diluted	(0.02)	(0.03)

Weighted-average Common Shares Outstanding
Basic	3,128,369	3,177,766
Diluted	3,128,369	3,177,766

SELECTED FINANCIAL RATIOS
(Dollars In Thousands - Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2008	March 31, 2007
Selected Performance Ratios: (1)
Return on average assets	(0.11)%	(0.21)%
Return on average equity	(0.92)	(1.72)
Interest rate spread	2.60	2.24
Net interest margin	2.89	2.59
Efficiency ratio (2)	104.55	109.33

Asset Quality Ratios:
Allowance for loan losses	$734	$727
Allowance for loan losses as a percent of total loans	0.51%	0.61%
Allowance for loan losses as a percent of nonperforming loans	346.23	220.97
Nonperforming loans	$212	$329
Nonperforming loans as a percent of total loans	0.15%	0.28%
Nonperforming assets (3)	$212	$329
Nonperforming assets as a percent of total assets	0.11%	0.17%

(1) Quarterly ratios have been annualized.

(2) Represents noninterest expenses divided by the sum of net interest income and noninterest income.

(3) Nonperforming assets consist of nonperforming loans and real estate owned.